As filed with the Securities and Exchange Commission on November 6, 2015

Registration No. 333-206886

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Amendment No. 2

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BLUE EARTH, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	98-0531496
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

2298 Horizon Ridge Parkway, Suite 205

Henderson, Nevada 89052

(702) 263-1808

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

G. Robert Powell

Chief Executive Officer

Blue Earth, Inc.

2298 Horizon Ridge Parkway, Suite 205

Henderson, Nevada 89052

(702) 263-1808

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Elliot H. Lutzker, Esq.

Davidoff Hutcher & Citron, LLP

605 Third Avenue

New York, New York 10158

(212) 557-7200

Approximate date of commencement of proposed sale to public:  From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  [  ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

i

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  [  ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [  ]   Accelerated filer [ X ]   Non-accelerated filer [  ]   Smaller reporting company [  ]

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common stock, $0.001 par value per share	369,318	$0.88	$325,000	$37.77
Total	369,318	$0.88	$325,000	$37.77

(1)

This registration statement covers the registration of such additional and indeterminate number of shares of common stock as may be issuable due to adjustments for shares resulting from stock dividends, stock splits and similar changes.

(2)

Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based on the closing price per share of the common stock was registered on the NASDAQ Capital Market on September 8, 2015.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

ii

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 6, 2015

 PROSPECTUS

369,318 Shares

BLUE EARTH, INC.

Common Stock

This prospectus relates to the resale of an aggregate of 369,318 shares of common stock that may be offered and sold from time to time by DOE Hawaii Solar 2014 Limited Liability Company (the “selling stockholders”) named in this prospectus.

The selling stockholders and their permitted transferees may offer and sell the shares from time to time at market prices in negotiated transactions or otherwise.  The timing and amount of any sale are within the sole discretion of the selling stockholders. The selling stockholders may sell the shares directly or through underwriters, brokers or dealers. The selling stockholders will pay commissions or discounts to underwriters, brokers or dealers in amounts to be negotiated prior to the sale.  We will not receive any of the proceeds from the sale of the shares by the selling stockholders.  See “Plan of Distribution” on page 14 for more information on this topic.

Our common stock is listed on the Nasdaq Capital Market and trades under the symbol “BBLU”. The closing price of our common stock on the Nasdaq Capital Market on November 5, 2015 was $0.65 per share.

Investing in our securities involves a high degree of risk, including those contained or incorporated by reference herein described under “Risk Factors” beginning on page 12 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November __, 2015.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC for selling stockholders.  Under this process, the selling stockholders may sell the securities described in this prospectus in one or more offerings.  This prospectus does not contain all of the information included in the registration statement.  The registration statement filed with the SEC includes exhibits that provide more details about the matters discussed in this prospectus.  You should carefully read this prospectus, the related exhibits filed with the SEC, together with the additional information described below under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus.  We have not, and the selling stockholders have not, authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  Our business, financial condition, results of operations and prospects may have changed since those dates.

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus or any accompanying prospectus supplement in connection with the offer made by this prospectus or any accompanying prospectus supplement and, if given or made, such information or representations must not be relied upon as having been authorized by Blue Earth, Inc. or any such person. Neither the delivery of this prospectus or any accompanying prospectus supplement nor any sale made hereunder and thereunder shall under any circumstances create an implication that there has been no change in the affairs of Blue Earth, Inc. since the date hereof. This prospectus or any accompanying prospectus supplement does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

An investment in our securities involves certain risks that should be carefully considered by prospective investors. See “Risk Factors.”

You should read this prospectus and any prospectus supplement as well as additional information described under “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information,” both on page 16.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in our reports filed with the SEC and incorporated herein by reference.  This summary may not contain all of the information that may be important to you. You should read our periodic reports, as well as our Registration Statement on Form S-1 (No. 333-189937) (the “S-1 Registration Statement”).   In this prospectus, unless otherwise noted, the terms “the Company,” “we,” “us,” and “our” refer to Blue Earth, Inc., and its subsidiaries, Blue Earth Tech, Inc., Blue Earth Solar, Inc. (f/k/a Xnergy), Blue Earth Generator, Inc. (f/k/a Blue Earth Energy Management, Inc.), Blue Earth Finance, Inc., Blue Earth Energy Partners, LLC, Ecolegacy Gas & Power, LLC, Blue Earth CHP, Inc. (f/k/a IPS Power Engineering, Inc.), Blue Earth Power Performance Solutions, Inc. (f/k/a Intelligent Power Inc.), Blue Earth Energy Power Solutions, LLC (f/k/a Millennium Power Solutions, LLC), E2B Growth, Inc., EnSite Power, Inc., Blue Earth Capital, Inc., the discontinued operations of Blue Earth Energy Management Services, Inc. (f/k/a Castrovilla, Inc.), as well as Genesis Fluid Solutions Holdings, Inc., our former name.

Company Overview

Blue Earth, Inc. and its subsidiaries (the “Company”) is a comprehensive provider of energy efficiency and alternative/renewable energy solutions for small and medium sized commercial facilities and industrial facilities. The Company also owns, manages and operates independent energy generation systems constructed in conjunction with these services.

The Company has expanded its comprehensive energy solutions offerings through strategic acquisitions of companies that have been providing energy solutions to an established customer base or have developed a proprietary technology that can be utilized by our customers to improve equipment reliability, reduce maintenance costs and provide a better overall operating environment. The acquired companies’ operational activities are being conducted through the following five business units: Blue Earth Solar; Blue Earth CHP; Blue Earth PPS; Blue Earth Capital and Blue Earth EPS.  Blue Earth EPS and Blue Earth PPS are part of the Technology operating segment.  Blue Earth Solar and Blue Earth CHP are part of the Construction operating segment. Energy sales from facilities owned and built by the Company’s Blue Earth Solar or Blue Earth CHP business units represent a third operating segment initiated in 2015. The primary strategic objective for the respective business units is to provide services which establish and build brand awareness about the comprehensive energy efficiency and alternative/renewable solutions provided by the Company to its existing and future customers.

The Blue Earth Solar unit of the Company has built and owned a 500,000 watt solar powered facility on the Island of Oahu, Hawaii, which it sold in 2014.  Blue Earth Solar has also bought and sold the Lenape II solar project in Indianapolis, Indiana and is acting as the engineering, procurement and construction (EPC) contractor for the latter project.  It has also built, operates and manages seven solar powered facilities in California and is designing and permitting numerous other projects. Our turnkey energy solutions enable our customers to reduce or stabilize their energy related expenditures and lessen the impact of their energy use on the environment. Our services offered include the development, engineering, construction, operation and periodic warranty maintenance and in certain cases, financing of small and medium scale alternative/renewable energy plants including solar photovoltaic (PV), Combined Heat and Power (“CHP”) or on-site cogeneration and fuel cells.  See “Corporate Strategy” below.  Although the Company has a limited operating history and limited revenues in comparison to the size of the projects it has undertaken, as a result of the Company’s acquisitions, it is staffed with  personnel experienced in Solar and CHP.

The Blue Earth CHP unit builds, owns, operates and/or sells the energy plants or builds them for the customer to own. As we continue to expand our core energy services business as an independent energy producer, we intend to sell the electricity, hot water, heat and cooling generated by the power plants that we own under long-term energy purchase agreements to utilities and long-term take or pay contracts to our industrial customers.  The Company also intends to finance alternative and renewable energy projects through industry relationships.  In the fourth quarter of 2014, Blue Earth CHP added personnel and facilities enabling it to develop, construct and maintain back-up generators and cogeneration systems in the New York metropolitan area.   This broadens Blue Earth CHP offerings to include co-generation systems and back-up generators for large commercial buildings in addition to the large industrial manufacturing facilities already served by BE CHP.

Proprietary technologies owned by the Company are the PeakPower® System (Blue Earth PPS unit) and the UPStealth® System (Blue Earth EPS unit). The PeakPower® System is a patented demand response, cloud based technology, that allows remote, wireless monitoring of refrigeration units, lighting and heating, ventilation and air conditioning  with a potential market of thousands of facilities, such as super markets and food processing, restaurants and C-stores, drug and discount stores The Company is making some system changes before a commercial roll out.  The technology enables the Company’s business unit, Blue Earth PPS, to provide energy monitoring and control solutions with real-time decision support to protect our customers’ assets by preventing costly equipment failures and food product losses. Our PeakPower® System also serves as a platform to enter into long-term services agreements that allow most types of refrigeration equipment failures to be predicted, thereby enabling preventive servicing based on need rather than periodic, unscheduled and costly service calls.

Management believes based on its knowledge of the industry, that the patent pending UPStealth® System is the only energy efficient, nickel zinc digital battery backup management system designed to power signalized traffic intersections during loss of utility power.  This system has been tested, approved and installed in several cities and municipalities throughout the United States.  The Company intends to use the proprietary PowerGenix nickel zinc batteries, described below, to produce intelligent digital nickel zinc storage systems, using the Company’s proprietary intellectual property.  The UPStealth® System is a nickel zinc battery backup system designed as an alternative to lead-acid battery backup systems, enabling the Company’s business unit, Blue Earth EPS, to provide its customers with an environmentally friendly product that is completely recyclable with no issues of hazardous out-gassing, corrosion, flammable or explosive characteristics.  The innovative UPStealth® nickel zinc battery backup management system can be formed in various configurations that allow the intelligent battery to bend around corners and fit into spaces that cannot be accessed by traditional battery backup systems. Compared to lead-acid battery backup systems, the total cost of ownership for the UPStealth® nickel zinc battery system is typically less, requires less maintenance, performs several years longer, and eliminates costly hazardous disposal issues. We also offer a finance program, which allows cities and municipalities to replace existing systems without capital expenditures.  There are several other market verticals where we believe both of our proprietary technologies can be applied, separately, or in combination, as a viable, cost effective solution, as described below under “Corporate Strategy.”

Corporate Strategy

Our strategic objective is to provide our customers with turnkey energy solutions and help them identify and maintain low cost or even no cost savings opportunities to reduce or stabilize their energy related expenditures and lessen the impact of their energy use on the environment.

Key components to our corporate strategy include the following:

Our primary focus in the near term is expected to be organic growth within our combined heat and power (CHP), solar engineering, procurement, and construction (EPC) and technology business units; although we continue to evaluate and consider strategic acquisition opportunities. Our organic growth focus in each of these areas is summarized as follows.

1)  CHP or Cogeneration:  Our business model is to construct and own, on a customer’s site under a long term lease, CHP or cogeneration systems, selling the thermal power to the customer and the electricity to the customer and the utility grid under long term power purchase agreements (PPAs). We have targeted initially large companies within the food-processing sector.  The Company is currently building an energy plant which we are designing, building, owning and operating for JBS Food Canada, (JBS) a wholly-owned subsidiary of JBS USA Holdings Inc., a large U.S. and international protein provider.  The energy plant is built on land leased from the host and the thermal and electric power is to be sold to the host under long term PPA’s with electricity sold to the local utility in certain cases.  On August 28, 2014, the Company announced it had signed an energy purchase agreement and land lease agreement with JBS in Brooks, Alberta, Canada to design, build, finance, own and operate a $29 million cogeneration energy facility which the Company expects to commence operations in 2015.  The PPA agreements with our customers will be on a take or pay basis at a guaranteed discount rate from what they currently pay to their local utility providers.

Effective December 1, 2014, Blue Earth, Inc. through its subsidiary, Sumter Heat & Power, LLC, a Nevada limited liability company, entered into an energy purchase agreement and land lease to engineer, design, build, finance, construct, own and operate a co-generation energy plant located at Pilgrim’s Pride Corporation’s (“Pilgrim’s Pride”) facility in Sumter, South Carolina.  Pilgrim’s Pride agreed to purchase thermal energy from this CHP facility.  Pilgrim’s Pride is a subsidiary of JBS Holdings Inc., and is one of the largest chicken producing companies in the world.  This is Blue Earth’s initial energy plant and was placed in operation in the first quarter of 2015.

Blue Earth’s, Sumter, South Carolina, co-generation energy facility utilizes methane made from Pilgrim’s Pride’s digester for useful purposes such as hot water, electricity generation, as well as useable gas that can be used in the plant boilers. Insulated hot water storage tanks are also a part of the project to upgrading the thermal system. Previously the methane was flared off into the environment. This system supports the sustainability efforts of Pilgrim’s Pride. All electrical energy generated by the co-generation facility is sold to Duke Energy under a power purchase agreement.

In December 2013, and the first quarter of 2014, the Company ordered generators, costing approximately $7.8 million for several energy plants for which the total cost is expected to be approximately $32 million.  The Company made the equipment installment payments and construction costs from cash on hand.  The Company raised equity to build its first energy plants through an aggregate of approximately $24 million warrant exercise from June 2013 to September 2014.  In November 2014, the Company sold $10 million of equity to fund capital expenditures and other operating expenses in connection with its CHP and solar projects.   The Company will install, own and operate the systems at Alberta, Canada and Sumter, South Carolina selling thermal and electric power to the customer under ten year power purchase agreements with provisions for ten year extensions. The electricity generated from the energy plants is sold to the host and/or utilities on power purchase agreements.  The units are modular, so construction is primarily assembly that has been completed for the Sumter, South Carolina plant and is expected to be completed for the Alberta, Canada plant commencing in 2016 respectively.  The Company employs large engineering companies for selected engineering and procurement activities as budgeted and planned. The EPC contractor for Alberta is DCO Energy, as described below, and the EPC contractor for Sumter was Stellar Energy.

The purpose of the Company’s 2013 acquisition of IPS Engineering Inc. (IPS) and Global Renewable Energy Group Inc. (GREG) now known as BE CHP, was to acquire the plans and development of the above described CHP projects and the relationship with the customer.  As a result of this acquisition, the percentage of the Company’s total assets represented by construction in progress assets of $46,290,402 at December 31, 2013 and $56,022,580 at December 31, 2014, was approximately 54% and 55%, respectively.  The Company recognized revenues of $11,444 and a net loss of $319,931 for the year ended December 31, 2013 and $-0-, and $704,029, respectively, from Blue Earth CHP.

2)  Solar EPC: Our initial strategy was to joint venture with under-financed solar developers in order to gain EPC gross margins that exceed the 8-12% common within the industry.  However,  anew solar management team was installed by the Company starting in February 2014 and based on their experiences the Company’s focus has shifted to also include larger utility scale projects.  The Company has constructed seven (7) solar projects in California, and is designing and permitting numerous other projects, including many solar projects in Hawaii.  The Company has also signed a letter of agreement that provides the Company with the exclusive rights to acquire six projects in Mexico, totaling 273 MW’s that are in various stages of development.  Four of the projects are utility scale solar projects (totaling 105 MWs) and two are utility scale wind projects (168 MWs). Under the Agreement, if the transaction closes following due diligence, of which there is no assurance, the Company will issue shares of common stock and enter into a project development agreement for $2.5 million in cash.

On July 2, 2014, Lenape II Solar LLC, a Nevada limited liability company and wholly owned subsidiary of BE Solar (the “Lenape II Sub”) entered into a definitive asset purchase agreement with New Generation Power LLC (“NGP”) to acquire the Lenape II solar project in Indianapolis, Indiana.  On November 3, 2014, the Lenape II Sub entered into a Lease Agreement for the purpose of constructing and operating a solar photovoltaic array and associated solar equipment at the property located in Indianapolis.  On December 30, 2014, BE Solar sold all of the Membership Interests of the Lenape II Sub to NRG Solar DG, LLC.  Under the transaction, BE Solar will act as the EPC for the project which will be a 4.7 MW dc PV generating facility.  The Company has valued the combined return under the sale of assets and the EPC Agreement to be approximately $12.3 million.

Historically, the Company’s solar PV project pipeline for generating EPC revenue was large and generally not realized for various reasons, including site control, permitting, engineering, interconnect, and an inability to obtain project financing.  The Company’s current solar management team has significant experience in converting pipeline into backlog and completing projects and is focused on completing several projects in Hawaii, continuing construction on the approximate $12M Lenape project in Indiana and acquiring and seeking to develop utility scale projects, primarily in Mexico, as set forth above.  From the September 26, 2011 acquisition of BE Solar through December 31, 2013, the Company recognized total revenues of approximately $14,678,092  and approximately $9,001,110 during 2014.

3)  Technology: Our technology acquisitions provide us proprietary intelligent battery storage technology and low cost, cloud based energy management systems that Management expects will give us a competitive edge with our commercial customers.

Expand Scope of Product and Service Offerings.  We plan to continue to expand our offerings by including new types of energy efficiency services, products and improvements to existing products based on technological advances in energy savings strategies, equipment and materials. Through the acquisitions of Intelligent Power Inc. and Millennium Power Solutions, LLC and our investment in PowerGenix we significantly expanded our offerings of proprietary energy management and energy storage solutions, which have enhanced our capabilities to offer our customers comprehensive energy savings solutions.

Meet Market Demand for Cost-Effective, Environmentally-Friendly Solutions.  Through our energy efficiency measures and products, we enable customers to conserve energy and reduce emissions of carbon dioxide and other pollutants. We plan to continue to focus on providing sustainable energy solutions that will address the growing demand for products and services that create environmental benefits for customers.

Increase Recurring Revenue. We intend to continue to seek opportunities to increase our sources of recurring revenue as we continue to expand our core energy services business to become an independent power producer, or IPP, by selling the electricity, hot water, heat and cooling generated by on-site energy plants that we build and own under long term power purchase agreements, or PPA’s.

Strategic Acquisitions. We will continue to identify and acquire energy management companies and technologies that will enable us to expand our capabilities in our alternative/renewable energy and energy efficiency products and services offerings.

The Company has recognized revenues of $7,328,414, $18,260,758, $10,305,736, and $8,466,965 for the six months ended June 30, 2015 and for the years ended December 31, 2014, 2013, and 2012, respectively, with net losses of ($14,383,506), $(27,614,459), $(25,473,394) and $(9,607,134), respectively.  As of June 30, 2015, the Company had an accumulated deficit of ($106,229,340)

Recent Developments

Departure of Certain Officers; Election of Directors; Appointment of Certain Officers;

Compensation Arrangement of Certain Officers

(A)  G. Robert Powell

Blue Earth, Inc. (“Blue Earth” or the “Company”) has appointed G. Robert Powell (“Powell”) Chief Executive Officer and a director of the Company commencing on September 1, 2015.  As previously announced on August 17, 2015, Johnny R. Thomas resigned as Chief Executive Officer and a director of the Company effective September 1, 2015, to devote his full time as Chief Executive Officer and a director of EnSite Power, Inc., a recently-formed Technology subsidiary of the Company.

Robert Powell has over 25 years of experience in the energy sector globally.  Prior to joining Blue Earth, Mr. Powell was with SunEdison, Inc. from July 2013 until March 2015, when he left to cofound Correlate, Inc.  SunEdison is the world’s largest renewable energy development company.  During his tenure at SunEdison, Mr. Powell served as President of North America and President of Asia Capital Markets.

Prior thereto, from November 2011 to May 2013, Mr. Powell was Senior Vice President and Chief Financial Officer of NRG Renew (formerly NRG Solar) and President of Solar Power Partners (“SPP”), which he sold to NRG.  Mr. Powell was with SPP from 2009 to November 2011 and served as SPP’s President and CEO. Prior to joining SPP, from September 2005 to February 2008, Mr. Powell was employed by Pacific Gas & Electric Company, the public operating subsidiary of PG&E Corporation, a Fortune 200 company providing gas and electric service to over five million customers in California, last serving as Chief Financial Officer.

Mr. Powell received a Bachelor of Science degree in Electrical Engineering (with honors) in 1988 from Georgia Institute of Technology and an MBA in Finance in 1990 from Georgia Institute of Technology.  From 1990 to 2002, Mr. Powell was employed, last as a partner, by Arthur Andersen LLP, then the largest of the Big 5 accounting firms.  From 2002 to 2005, Mr. Powell was a partner in PriceWaterhouseCoopers LLC’s national energy practice.

The Company entered into an Employment Agreement with Robert Powell commencing on September 1, 2015 (the “Commencement Date”) under which he will serve as Chief Executive Officer as an “at will” employee until terminated.  Mr. Powell was elected to the Company’s Board of Directors and will continue to serve as a member of the Board as long as he is re-elected by the Company’s stockholders.  Mr. Powell will be compensated at a base salary of $275,000 per annum. In addition, upon the successful completion of the initial public offering of E2B Growth, Inc. (“YieldCo”), Mr. Powell shall receive an additional $125,000 base salary from YieldCo for a total Base Salary of $400,000 per annum.  The determination of whether to authorize a discretionary bonus and the timing and amount of such discretionary bonus, shall bae made by the Company’s Compensation Committee, at its sole discretion, without a specific target.

On January 1, 2016 Mr. Powell will receive a bonus of 50,000 restricted stock units (“RSUs”) consisting of 50,000 shares of the Company’s restricted Common Stock.  These are being issued in consideration of Mr. Powell’s forfeiture of severance from his prior employer which would otherwise end on December 31, 2015.  Mr. Powell was granted options to purchase an aggregate of 3,500,000 shares of Common Stock (the “Blue Earth Options”) including 400,000 options exercisable at $1.00 per share granted as Incentive Stock Options under the Company’s 2009 Equity Incentive Plan (the “Plan”), provided the $1.00 per share exercise price is equal to or greater than the closing stock price of the Company’s Common Stock on the Commencement Date.  The Blue Earth Options shall be evidenced by stock option agreements which will provide for the following:  options to purchase: 500,000 shares at $1.00 per share; 1,000,000 shares at $2.00 per share; 1,000,000 shares at $3.00 per share, and 1,000,000 shares at $4.00 per share; vesting shall occur over a four-year period commencing on the Commencement Date, in equal quarterly installments; exercisable on a cashless basis for ten (10) years, subject to earlier termination of employment.

Upon the Commencement Date, the Company granted Mr. Powell RSUs consisting of 500,000 shares of Blue Earth Common Stock.  The RSUs shall vest on the same four (4) year period as the Blue Earth Options and they shall vest simultaneously with each other.  Upon the date of Mr. Powell’s election as an officer of YieldCo, he shall be granted by the Board of Directors of YieldCo, options to purchase an aggregate of 1,000,000 shares of Class A Common Stock of YieldCo (the “YieldCo Options”), exercisable at prices increasing from the IPO price to 100% of the IPO Price.

In the event Mr. Powell’s employment is terminated by the Company without Cause (as defined), or if he resigns for Good Reason (as defined):  (i) Mr. Powell will be entitled to an amount equal to six (6) months’ base salary, unless he enters into an employment agreement with another company or will be reduced by 50% of any consulting income earned during the six-month period, and (ii) all vested RSUs, shares of Company Common Stock and/or vested options, warrants, or other equity grants by the Company and/or YieldCo shall remain vested and exercisable for the remainder of their respective terms.  If Mr. Powell is terminated for Cause, or resigns without Good Reason, he will only receive accrued salary, and all vested equity grants shall remain exercisable for 90 days following the date of termination.

Upon his termination of employment for any reason, Mr. Powell agreed to resign from the Board of Directors of the Company and any subsidiary.  Mr. Powell is subject to an non-compete and non-solicitation covenants for as long as he is employed by the Company and for any period of payment of severance to him, and for up to two years from termination solely to protect trade secrets.  Mr. Powell is subject to the clawback provisions of the Sarbanes-Oxley Act of 2002, as Chief Executive Officer, and agreed to any clawback of incentive based compensation as may be required by law or stock exchange listing requirements.

(B)  Brett Woodard

As previously announced on August 17, 2015, Brett Woodard, Chief Financial Officer of Blue Earth, Inc., resigned as Chief Financial Officer effective October 1, 2015, as amended, although he will continue to work with Blue Earth Management through November 30, 2015, as a consultant, to facilitate a smooth transition.

The Company entered into a Voluntary Termination of Employment Agreement (the “Termination Agreement”) to terminate the Amended and Restated Employment Agreement with Brett Woodard dated as of April 21, 2014.  The effective date of the Termination Agreement was September 30, 2015, as amended, although Mr. Woodard retained the title and duties of Chief Financial Officer through September 30, 2015, as amended (the “Resignation Date”).  Mr. Woodard will serve as a consultant from October 1, 2015 through November 30, 2015, at his current salary through November 1, 2015, and will provide such consulting services as may reasonably be requested.

Mr. Woodard has currently vested 2,160,000 of the 3,060,000 shares originally acquired, of which 1,000,000 are “Vested and Non-Escrowed Shares” and the remaining 1,160,000 Shares are “Vested and Escrowed Shares”. The remaining 900,000 Shares are the “Unvested and Escrowed Shares”.  Under the Termination Agreement, the Company vested 225,000 of the Unvested and Escrowed Shares as stock compensation for the “Unpaid Executive’s Annual Salary” shares valued at $0.894 per share (which was the ten day average close price on August 3, 2015).  The net result of these adjustments resulted in the following categories of the Shares, which shall supersede all prior designations: i) 1,225,000 shares shall remain Vested and Non-Escrowed. ii) 1,160,000 shares shall be Vested and Escrowed and iii) 675,000 shares shall be forfeited and returned to the Company’s Treasury.

The Parties agreed and acknowledged that the 1,160,000 Vested and Escrowed Shares shall be released from escrow at the rate of 300,000 per project as defined in Mr. Woodard’s employment agreement, except that the first 150,000 shares shall be released in conjunction with the Sumter project upon the Sumter CHP plant recognizing any revenue for sales of all of (i) methane gas, (ii) hot water and (iii) electricity in any month.  The Parties agreed that the current Lock-up/Leak-Out Agreement shall remain in full force and effect.

The Termination Agreement provides for a one-year:  (i) non-compete with any Competitor (as defined) of the Company as determined on August 3, 2015; and (ii) non-solicitation of any employee who had been employed by the Company within ninety (90) days of his hiring by a Competitor.

(C)

Donald R. Kendall, Jr.

Donald R. Kendall, Jr., Chief Executive Officer of Blue Earth Capital, Inc., retains the same title and position; however, in view of the Company’s numerous other subsidiaries, is no longer deemed to be an executive officer for SEC reporting purposes.

Completion of Acquisition or Disposition of Assets

Blue Earth, Inc. (the “Company”) previously announced on August 17, 2015 that all technology assets of Blue Earth Energy Power Solutions LLC (“EPS”) and Blue Earth Power Performance Solutions, Inc. (“PPS”), as well as Blue Earth’s rights to all PowerGenix Systems Inc. (“PowerGenix”) intellectual property and its approximate 24.4% equity position in PowerGenix are being transferred to EnSite Power, Inc. (“EnSite”).  EnSite was formed on July 2, 2015 to facilitate and expedite the commercialization of Blue Earth’s two proprietary technologies:  UPStealth®, nickel zinc-based battery backup system and the Peak Power® energy management system.  Johnny R. Thomas resigned, effective September 1, 2015, as Chief Executive Officer and a director of Blue Earth to devote his full time as Chief Executive Officer and a director of EnSite.

On August 31, 2015 the Board of Directors of Blue Earth authorized the execution of two Contribution Agreements with EnSite.  The Contribution Agreements ratified and confirmed the issuance of an aggregate of 20,250,000 shares of common stock of EnSite to Blue Earth upon formation of this subsidiary.  As of this date, Blue Earth owns 96.43% of the 21,000,000 shares issued and outstanding, while management and/or other assignees (for estate planning purposes) were allocated the remaining 3.57% of equity.

Pursuant to the Subsidiary Contribution Agreement, a copy of which has been filed as Exhibit 10.1 to the Form 8-K filed on September 4, 2015, Blue Earth transferred to EnSite all of the issued and outstanding membership interests of EPS and all of the issued and outstanding capital stock of PPS.  As consideration for the contribution of the EPS assets, EnSite allocated 8,644,716 shares of its common stock, and for the contribution of the PPS assets, EnSite allocated 3,746,686 shares of its common stock based on their cost basis reflected on Blue Earth’s consolidated balance sheet as of June 30, 2015.  When combined with the issuance of shares under the PowerGenix Contribution Agreement described below the shares totalled the above referenced 20,250,000 shares of EnSite common stock issued to Blue Earth.

Pursuant to the PowerGenix Contribution Agreement, a copy of which has been filed as Exhibit 10.2 to the Form 8-K filed on September 4, 2015, Blue Earth transferred to EnSite:  (a) 17,341,176 shares of Series C Preferred Stock (approximately 24.4% of the capital stock of PowerGenix) and its rights under a Voting Agreement, which provides for one seat on the PowerGenix Board of Directors and one additional observer for Board meetings; (b) the exclusive right to use PowerGenix Intellectual Property to develop smart batteries (a combination of Blue Earth’s proprietary intellectual property and the PowerGenix Intellectual Property) for a number of market verticals (the “Products”) which shall be owned and marketed by Blue Earth.  As consideration for the contribution of the PowerGenix assets, EnSite allocated 7,858,598 shares of its common stock based on their cost basis reflected on Blue Earth’s consolidated balance sheet as of June 30, 2015.

Arbitration Settlement

As previously disclosed, Blue Earth, Inc. filed a demand for arbitration with the American Arbitration Association and National Energy Partners LLC (“NEP”) and its subsidiary, Hawaii Solar LLC (“HS”) counterclaimed.  The Company subsequently initiated two actions in the First Circuit Court of the State of Hawaii, the first titled Xnergy and Blue Earth, Inc. vs. Hawaii Solar, LLC, National Energy Partners, LLC, et al., Civil No. M-1-1694-08 (JHC) (the “Xnergy Action”) and the second titled Blue Earth Solar, Inc. vs. State of Hawaii, Department of Education, et al.  The parties agreed to attempt to resolve their dispute through arbitration administered by Dispute Prevention and Resolution (“DPR Arbitration”). On August 30, 2015, the parties to the above Xnergy Action, DOE Action and DPR Arbitration entered into a Settlement Agreement and Release and a Lock-Up/Leak-Out Agreement, copies of which have been filed as Exhibits 10.3 and 10.4, respectively, to the Form 8-K filed on September 4, 2015.   The Settlement Agreement provides for the Company to:  (A) pay $500,000 to HS (a portion of which will be paid by the Company’s insurance carrier), and (B) issue shares valued at $325,000 at a valuation date no later than September 10, 2015 determined to be $0.88 per share to be registered with the SEC within sixty (60) days of the issuance of the shares under the Registration Statement for which this prospectus is a part.  Pursuant to the terms and conditions of the Lock-Up/Leak-Out Agreement, all shares will be restricted for six (6) months, unless registered sooner and upon registration or expiration of the six-month period, seller may sell up to 10,000 shares per day and 50,000 shares per week on a non-cumulative basis.  The parties exchanged mutual releases and will dismiss all claims upon payment to HS.

October 27, 2015 Financing Transaction

On October 27, 2015, Blue Earth, Inc. closed on a 9% loan transaction (the “Loan”) from Jackson Investment Group, LLC (“JIG”), one of the Company’s largest shareholders and a senior lender. The proceeds of the Loan were used to make the payments under the Exchange Agreements described below.  The Loan is in the principal amount of $4,940,000, evidenced by a 9% Senior Secured Note due December 23, 2015, in the amount of $5,154,407.77.  The Note includes a 3.5% closing fee and other fees and expenses due on the maturity date.

The Note is an additional Senior Secured Note pursuant to the Company’s Note Purchase Agreement dated as of September 10, 2015 with JIG, as amended. The Note is guaranteed and secured by the Guaranty and Pledge Security Agreement, each dated as of March 10, 2015, as amended, and signed by the Company’s Subsidiaries and the Company.

On October 27, 2015, Blue Earth entered into separate Exchange Agreements with two institutional accredited investors (the “Purchasers”) who purchased 8,000,000 shares of common stock at $0.50 per share on October 20, 2015, pursuant to a Securities Purchase Agreement previously described in the Form 8-K filed by the Company on October 19, 2015 (“SPA”).  Pursuant to each Exchange Agreement, each Purchaser exchanged the shares of common stock of the Company held by such Purchaser that were issued to such Purchaser under the SPA and the Series A Warrants and Series B Warrants that were issued to such Purchaser under the SPA for (i) a cash payment equal to $0.55 for each such share of common stock exchanged and (ii) a warrant to purchase up to 1,500,000 shares of common stock of the Company at an initial exercise price of $0.55 per share and a five (5) year exercise period. The Exchange Agreements superseded the arrangement described in the Form 8-K filed by the Company on October 26, 2015. The aggregate amount of such cash payments paid by the Company under the Exchange Agreements was $4,203,419.

The transactions contemplated by the Exchange Agreements were consummated simultaneously with the execution thereof. Execution of the Exchange Agreements will result in the following securities of the Company to be retired: (i) 7,642,580 shares of common stock of the Company in the aggregate, (ii) Series A Warrants to purchase up to 8,000,000 shares of common stock of the Company in the aggregate and (iii) Series B Warrants to purchase up to 7,967,211 shares of common stock of the Company in the aggregate. Furthermore, the Company ceased to have any obligation under Section 4.11 of the SPA (i.e., the requirement of the Company to permit each Purchaser to participate in up to 50% of all financings by the Company for a one-year period following the consummation of the transactions under the SPA) and Section 4.12 of the SPA (i.e., the Company refraining from effecting any equity issuances within sixty (60) days following the consummation of the transactions under the SPA).

Class Action Dismissal

On October 24,2014, a purported class action lawsuit was filed against the Company, two executive officers, and one non-executive officer in the U.S. District Court for the Central District of California (Case No.:2:14-cv-08263). On January 21,2015, the court appointed a Lead Plaintiff and Lead Plaintiff's counsel. The Court also re-captioned the case In re Blue Earth, Inc. Securities Litigation, File No. CV 14-8263 DSF (JEMx). On March 13, 2015, plaintiff filed a First Amended Complaint ("FAC"). The FAC alleges claims under Section 10(b) and 20(a) of the Exchange Act, and a purported class of purchasers of the Company's stock during the period from October 7, 2013 through October 21, 2014.

On November 4,2015, the Court dismissed all of the claims in the complaint. The court has given plaintiff leave to amend the complaint. The Company believes the claims in any amended complaint would be without merit and would vigorously defend this matter.

The Offering

This prospectus relates to the sale by certain selling stockholders of up to 369,318 shares of our common stock, as described on the cover page of this Prospectus.

Offering Price	Market price or privately negotiated prices.

Common Stock Outstanding	95,168,745 shares, $.001 par value (1)

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling stockholders

NASDAQ Symbol	BBLU

Risk Factors

The common stock offered hereby makes a high degree of risk and should not be purchased by investors who cannot afford the risk of their entire investment.  You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section and incorporated herein by reference beginning on page 11 of this prospectus before deciding whether or not to invest our common stock.

(1)   Represents the number of shares of our common stock outstanding as of October 15, 2015.

RISK FACTORS

Investing in our securities involves a high degree of risk. Please see the risk factors under the heading “Risk Factors” beginning on page 25 in our Annual Report on Form 10-K for the year ended December 31, 2014, as amended, and on page 8 in our Prospectus dated May 14, 2014 included in our Form S-1 Registration Statement on file with the SEC, which are incorporated by reference herein, as well as the Risk Factor set forth below. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement or amended registration statement in our periodic filings with the SEC subsequent to our most recent reports which are incorporated by reference herein.  The risks and uncertainties we have described are not the only ones facing our Company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus, and the documents we incorporate by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, that we include in this prospectus, and in the documents we incorporate by reference in this prospectus, may be deemed forward-looking statements for purposes of the Securities Act and the Exchange Act, including, in particular, the statements about our plans, objectives, strategies and prospects regarding, among other things, our financial condition, operating results and business.

We use the words “anticipate,” “believe,” “estimate,” “target,” “project,” “expect,” “intend,” “may,” “plan,” “will,” “could,” “would,” “should,” “anticipate,” “feel,” “confident,” “predict,” “forecast,” “potential,” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and, accordingly, you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from the forward-looking statements that we make, including the factors included in the documents we incorporate by reference in this prospectus.  In particular, you should review the risks described under the heading “Risk Factors” and the statements under and the heading “Special Note Regarding Forward-Looking Statements” in our annual report on Form 10-K for the year ended December 31, 2014, as amended, and in the Prospectus dated May 14, 2014 included in our S-1 Registration Statement, which are incorporated herein by reference in their entirety, and any amendment or update thereto reflected in subsequent filings with the SEC, and all other annual, quarterly and other reports that we file with the SEC after the date of this prospectus and that also are incorporated herein by reference. You should read these factors and the other cautionary statements made in the documents we incorporate by reference as being applicable to all related forward-looking statements wherever they appear in this prospectus, any prospectus supplement, and any document incorporated by reference. We caution you that we do not undertake any obligation to update forward-looking statements made by us.

USE OF PROCEEDS

We are registering these shares in order to satisfy registration rights we have granted to the selling stockholders.  The shares of common stock to be offered and sold pursuant to this prospectus will be offered and sold by the selling stockholders.  We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

SELLING STOCKHOLDERS

The selling stockholders named in the table below may from time to time offer and sell pursuant to this prospectus and any applicable prospectus supplement the shares to which this prospectus relates. The selling stockholders may sell all, a portion or none of their shares at any time. The information regarding shares beneficially owned after the offering assumes the sale of all shares offered by the selling stockholders.

Each of the transactions by which the selling stockholders acquired their securities from us was exempt under the registration provisions of the Securities Act.  The Shares of common stock referred to above are being registered to permit public sales of the shares, and the selling stockholders may offer the shares for resale from time to time pursuant to this prospectus.  The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering those shares.  We may from time to time include additional selling stockholders in supplements or amendments to this prospectus.

The table below sets forth certain information regarding the selling stockholders and the shares of our common stock offered by them in this prospectus.  To our knowledge, subject to community property laws where applicable, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name.  Beneficial ownership is determined in accordance with the rules of the SEC.

			Shares of Common Stock Beneficially Owned After this Offering
Name of Selling Stockholder (1)	Number of Shares of Common Stock Beneficially Owned Prior to the Offering	Number of Shares of Common Stock Being Offered Hereby	Number	Percent (2)
DOE Hawaii Solar 2014 Limited Liability Company (3)	369,318	369,318	-0-	-0-%

_______________________________

*  Less than 1% of the issued and outstanding shares of common stock.

(1)

Throughout this prospectus, when we refer to the “selling stockholders,” we mean the entities listed in the table above, as well as the pledges, donees, assignees, transferees, successors and others who later hold any of the selling stockholders’ interests, and when we refer to the shares of our common stock being offered by this prospectus on behalf of the selling stockholders, we are referring to the 369,318 shares of our common stock being registered under this registration statement.

(2)

Calculated using 95,168,745 shares of our common stock outstanding as of September 30, 2015.

(3)

Jeremy Connor the sole managing member and the Selling Stockholder, has voting and dispositive power over these securities.  The address of the stockholder is 614 S. White Horse Pike, Lindenwold, New Jersey  08021.

MATERIAL RELATIONSHIPS WITH SELLING STOCKHOLDERS

Except as set forth herein, none of the selling stockholders have had a material relationship with the Company within the past three years.

The Selling Stockholder received its shares pursuant to a Settlement Agreement and Release dated August 30, 2015 by and among Blue Earth Solar, Inc., Blue Earth, Inc., Hawaii Solar, LLC, a/k/a Hawaii Solar d/b/a NEP, LLC, a/k/a NEP Solar and National Energy Partners LLC.

Registration Rights

On August 30, 2015, the Company, Hawaii Solar and NEP entered into a Settlement Agreement and Release (the “Agreement”) pursuant to which 369,318 shares of common stock were issued to the Selling Stockholder as of September 11, 2015.  The Agreement provides that the Company will file a registration statement under the Securities Act, subject to certain limitations and conditions described in the Agreement.  The shares of common stock being offered by the Selling Stockholder are being registered in accordance with the registration rights in the Agreement granted by us to the selling stockholder.

PLAN OF DISTRIBUTION

The shares of common stock offered by this prospectus may be sold by the selling stockholders or their transferees from time to time in:

•

transactions in the over-the-counter market, the NASDAQ Capital Market, or on one or more   exchanges on which the securities may be listed or quoted at the time of sale;

•

negotiated transactions;

•

transactions otherwise than on the NASDAQ Capital Market or stock exchanges;

•

underwritten offerings;

•

distributions to equity security holders, partners or other stockholders of the selling stockholder;

•

through the writing of options, whether such options are listed on an options exchange or otherwise;

•

through a combination of these methods of sale; or

•

any other method permitted by law.

The selling stockholders may sell the shares of our common stock at:

•

fixed prices which may be changed;

•

market prices prevailing at the time of sale;

•

prices related to prevailing market prices;

•

negotiated prices; or

•

any other method permitted by law.

In connection with sales of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume.  The selling stockholders may also sell shares of common stock short and deliver shares of common stock to close out short positions, or loan or pledge shares of common stock to broker-dealers that in turn may sell those shares.  If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, those underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal.  Any such discounts, concessions or commissions as to particular underwriters, brokers-dealers or agents may be in excess of those customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them.  If the selling stockholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus or an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any.  The selling stockholders reserve the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.  We will not receive any of the proceeds from this offering.

The selling stockholders and any broker-dealer or agent participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act, and any commission paid, or any discounts or concessions allowed, to any such broker-dealer or agent may be deemed to be underwriting commissions or discounts under the Securities Act.  At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealer or agent, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Direct Sales, Agents, Dealers and Underwriters

The selling stockholders or their transferees may effect transactions by selling the shares of common stock in any of the following ways:

•

directly to purchasers; or

•

to or through agents, dealers or underwriters designated from time to time.

Agents, dealers or underwriters may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom they act as agent or to whom they sell as principals, or both.  The agents, dealers or underwriters that act in connection with the sale of shares might be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act, and any discount or commission received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts or commissions under the Securities Act.

In the event that a member firm of the Financial Industry Regulatory Authority, Inc. (“FINRA”) is retained to effect transactions in the shares of common stock, no FINRA member firm may receive compensation in excess of that allowable under FINRA rules, including Rule 5110, in connection with the resale of the securities by a selling stockholder, which total compensation may not exceed 8%.

Regulation M

The selling stockholders and any other persons participating in the sale or distribution of the shares are subject to applicable provisions of the Exchange Act and the rules and regulations under such act, including, without limitation, Regulation M.  These provisions may restrict certain activities of, and limit the timing of purchase and sales of any of the shares by, the selling stockholders or any other such person.  Furthermore, under Regulation M persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions.  All of these limitations may affect the marketability of the shares.

Supplements

To the extent required, we will set forth in a supplement to this prospectus filed with the SEC the number of shares to be sold, the purchase price and public offering price, any new selling stockholder, the name or names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offering.

State Securities Law

Under the securities laws of some states, the selling stockholders may only sell the shares in those states through registered or licensed brokers or dealers.  In addition, in some states the selling stockholders may not sell the shares unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is satisfied.

Expenses, Indemnification

We will not receive any of the proceeds from the sale of the shares of common stock sold by the selling stockholders and will bear all expenses related to the registration of this offering but will not pay for any underwriting commissions, fees or discounts, if any.  We will indemnify the selling stockholders against some civil liabilities, including some liabilities which may arise under the Securities Act.

In the event of a material change in the plan of distribution disclosed in this prospectus, the selling stockholders will not be able to effect transactions in the shares pursuant to this prospectus until such time as a post-effective amendment to the registration statement is filed with, and declared effective by, the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents previously filed by us with the SEC are incorporated in this registration statement by reference.

(a) Annual Report on Form 10-K for the year ended December 31, 2014, first filed on March 16, 2015, as amended on April 22, 2015 and October 6, 2015.

(b) Quarterly Reports on Form 10-Q: for the period ended March 31, 2015, filed on May 11, 2015; and for the period ended June 30, 2015, filed on August 17, 2015, as amended on October 15, 2015.

(c) Definitive Proxy Statement filed on May 29, 2015.

(d) Current Reports on Form 8-K and amendments thereto filed on March 17, 2015, March 23, 2015, April 1, 2015, April 2, 2015, May 12, 2015, May 20, 2015, June 2, 2015, June 30, 2015, July 21, 2015, August 17, 2015, September 2, 2015, September 4, 2015, September 8, 2015, September 14, 2015, September 18, 2015, October 5, 2015, October 14, 2015, October 19, 2015, October 26, 2015 and October 28, 2015.

(e) Description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A, declared effective on April 25, 2012 (including any amendment or report filed with the SEC for the purpose of updating such description).  The description of securities contained in the Registrant’s Registration Statement (f/k/a Cherry Tankers, Inc.), on Form SB-2, as amended, originally filed with the Securities and Exchange Commission on December 26, 2007 and declared effective on January 10, 2008) (File No. 333-148346); Registrant’s Post-Effective Amendment No. 1 to form SB-2 on Form S-1 declared effective on March 5, 2009; Current Report on Form 8-K filed on October 29, 2010, Form 8-K/A filed on September 29, 2011, and Amendment No. 1 to Form 8-K for July 3, 2013 filed on January 9, 2014, are incorporated herein by reference.

All reports and other documents that we file pursuant to Section 13(a) and 13(c), 14 and 15(d) of the Exchange Act after the date of the initial Registration Statement and prior ro the effectiveness of this Registration Statement shall be deemed to be incorporated by reference and to be a a part hereof from the date of filing of such reports and documents.

All reports and other documents that we file pursuant to Section 13(a) and 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered hereunder have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this prospectus and to be a a part hereof from the date of filing of such reports and documents.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, copies of these filings, excluding all exhibits unless an exhibit has been specifically incorporated by reference in such filings, at no cost, upon written or oral request made to:

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting Robert Powell, Chief Executive Officer, Vice President, Blue Earth, Inc., 2298 Horizon Ridge Parkway, Suite 205, Henderson, Nevada 89052; telephone (702) 263-1808.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC under the Securities Act to register the resale by the selling stockholders of the securities offered by this prospectus. This prospectus omits some information and exhibits included in the registration statement, copies of which may be obtained upon payment of a fee prescribed by the Commission or may be examined free of charge at the principal office of the SEC in Washington, D.C.

We are subject to the informational requirements of the Exchange Act and in accordance therewith file reports, proxy statements and other information with the SEC. The reports, proxy statements and other information filed by us with the SEC can be inspected and copied at the Public Reference Room maintained by the SEC at 100 Fifth Street, N.E., Washington, D.C. 20549. Copies of filings can be obtained from the Public Reference Room maintained by the SEC by calling the SEC at 1-800-SEC-0330. In addition, the Commission maintains a website that contains reports, proxy and informational statements and other information filed electronically with the SEC at http://www.sec.gov. General information about us, including our reports and other information filed with the SEC, are available free of charge through our website at www.blueearthinc.com.  Information on our website is not incorporated into the prospectus or our other SEC filings and is not part of this prospectus.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting Robert Powell, Blue Earth, Inc., 2298 Horizon Ridge Parkway, Suite 205, Henderson, Nevada 89052; telephone (702) 263-1808.

You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

LEGAL MATTERS

The validity of the issuance of the securities offered by this prospectus will be passed upon for us by Davidoff Hutcher & Citron LLP, New York, New York.  Davidoff Hutcher & Citron LLP owns 76,014 shares of common stock.

EXPERTS

The financial statements as of and for the years ended December 31, 2014, 2013 and 2012 have been audited by HJ & Associates, LLC, an independent registered public accounting firm as set forth in their report and are included in reliance upon such report given as authority of such firm as experts in accounting and auditing.

PART II

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the various expenses to be incurred in connection with the registration of the securities being registered hereby, all of which will be borne by us. All amounts shown are estimates except the SEC registration fee.

SEC registration fee	$37.77
Transfer agent’s and trustee’s fees and expenses	500
Printing and engraving expenses	1,000
Legal fees and expenses	10,000
Accounting fees and expenses	2,500
Miscellaneous	962.23

Total expenses	$15,000

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Nevada Revised Statutes provide that we may indemnify our officers and directors against losses or liabilities which arise in their corporate capacity. The effect of these provisions could be to dissuade lawsuits against our officers and directors.

The Nevada Revised Statutes Section 78.7502 provides that:

1.)  A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) Is not liable pursuant to NRS 78.138; or (b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2.)  A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) Is not liable pursuant to NRS 78.138; or

(b)  Acted  in  good  faith  and  in  a  manner  which  he  reasonably  believed  to  be  in  or  not  opposed  to  the  best  interests  of  the  corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3.)  To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

The Nevada Revised Statutes Section 78.751 provides that:

1.)  Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to Section 78.751 subsection

2.)  may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances.  The determination must be made: (a) By the stockholders; (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

3.)  The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

4.)  The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section: (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action, and, (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Our Corporate By-Laws at Article XI, provide that the Corporation has accepted a provision indemnifying to the full extent permitted by the law, thereby eliminating or limiting the personal liability of directors, officers, employees or corporate agents for damages for breach of fiduciary duty as a director or officer, but such provision must not eliminate or limit the liability of a director or officer for (a) Acts or omissions involving intentional misconduct, fraud, or knowing violation of law; or (b) the payments of distributions in violation of Nevada Revised Statute 78.300.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO OUR DIRECTORS, OFFICERS AND CONTROLLING PERSONS PURSUANT TO THE FORGOING PROVISIONS OR OTHERWISE, WE HAVE BEEN ADVISED THAT, IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THAT ACT AND IS, THEREFORE, UNENFORCEABLE.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit
Number	Description
4.1	Settlement Agreement and Release (1)
4.2	Lock-Up Agreement (1)
5.1	Opinion of Davidoff Hutcher & Citron LLP as to the legality of the securities
23.1	Consent of HJ & Associates, LLC*
23.2	Consent of Davidoff Hutcher & Citron LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page to this Registration Statement)

*  Filed with this amendment.

(1) Incorporated by reference to the copy of such document included as an Exhibit to our Current Report on Form 8-K filed on September 4, 2015.

Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrants are relying on Rule 430B,

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(B) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the forgoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lafayette, State of California on the 6th day of November, 2015.

BLUE EARTH, INC.

By:   /s/  G. Robert Powell

Name:  G. Robert Powell

Title:   Chief Executive Officer

(Principal Executive Officer)

Signature	Title	Date

/s/ Laird Q. Cagan* Laird Q. Cagan	Chairman of the Board and a Director	November 6, 2015

/s/ G. Robert Powell G. Robert Powell	Chief Executive Officer and a Director (Principal Executive Officer and Interim Principal Accounting Officer)	November 6, 2015

/s/ Robert Potts* Robert Potts	President, Chief Operating Officer and Director	November 6, 2015

/s/ Michael W. Allman* Michael W. Allman	Director	November 6, 2015

/s/ James A. Kelly* James A. Kelly	Director	November 6, 2015

/s/ William Richardson* Governor William (Bill) Richardson	Director	November 6, 2015

/s/ Alan Krusi* Alan Krusi	Director	November 6, 2015

*/s/ G. Robert Powell G. Robert Powell Attorney-In-Fact

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT NO.	DESCRIPTION
23.1	Consent of HJ & Associates, LLC